Exhibit 99.(e)(3)

SECOND AMENDMENT
TO DISTRIBUTION AGREEMENT

This Second Amendment (“Amendment”) to the Distribution Agreement (the “Agreement”) dated as of January 15, 2014 by and between Context Capital Funds, a Delaware Statutory Trust (the “Client) and Foreside Funds Services, LLC, a Delaware limited liability company (“Distributor”) is entered into as of May 18, 2015 (the “Effective Date”).

WHEREAS, Distributor and the Client wish to amend Exhibit A of the Agreement to reflect the liquidation of the Context Alternative Strategies Fund; and

WHEREAS, Section 16 of the Agreement requires that amendments to the Agreement be made in writing and executed by all parties.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Distributor and the Client hereby agree as follows:

1.          Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

2.          Exhibit A of the Agreement is hereby deleted and replaced in its entirety by the Appendix A attached hereto.

3.          Except as expressly amended hereby, all of the provisions of the Agreement are restated and in full force and effect to the same extent as if fully set forth herein.

4.          This Amendment shall be governed by and the provisions of this Amendment shall be construed and interpreted under and in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the Effective Date.

CONTEXT CAPITAL FUNDS	FORESIDE FUNDS SERVICES, LLC

By:		By:
	Name: Vicki Horwitz		Mark A. Fairbanks, President
Title: Secretary

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APPENDIX A

EXHIBIT A

Fund Names

Context Macro Opportunity Fund, a series of Context Capital Funds

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